Exhibit 99.1

FOR IMMEDIATE RELEASE

Chris Flynn Named Sole CEO of THL Credit

BOSTON – November 27, 2017 – THL Credit, Inc. (Nasdaq: TCRD) and its external manager, THL Credit Advisors LLC (collectively “THL Credit”), today announced that Christopher J. Flynn, who currently serves as Co-Chief Executive Officer, has been named CEO of both TCRD and THL Credit effective November 30, 2017. Sam W. Tillinghast will resign as Co-CEO of THL Credit effective on this date.

The current management team of THL Credit, which has deep credit, origination, and operational experience across the platform, will continue to manage the businesses under Flynn’s leadership. “It is an honor to continue to lead our organization alongside our executive team,” said Flynn.

The experienced THL Credit leadership team includes James Fellows, Chief Investment Officer, who manages credit in concert with Senior Managing Director Brian Good, Terrence Olson, Chief Operating Officer and Chief Financial Officer, and Sabrina Rusnak-Carlson, General Counsel.

“As a premier alternative credit asset manager, our team will continue to work collaboratively to expand our product offerings as we drive performance across the platform,” Flynn added. “We are grateful to Sam for his partnership and contributions, and wish him the best in his future endeavors.”

THL Credit currently has approximately $11 billion of assets under management and has offices in Boston, Chicago, Dallas, New York and Los Angeles.

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About THL Credit, Inc.

THL Credit, Inc. (NASDAQ:TCRD) is a closed-end investment company that has elected to be treated as a business development company under the Investment Company Act of 1940. The Company’s investment objective is to generate both current income and capital appreciation, primarily through directly originated first lien secured loans, including unitranche investments. In certain instances, the Company also makes second lien, subordinated, or mezzanine debt investments, which may include an associated equity component such as warrants, preferred stock or other similar securities and direct equity co-investments. The Company targets investments primarily in lower middle market companies with annual EBITDA generally between $5 million and $25 million that require capital for growth and acquisitions. The Company is headquartered in Boston, with additional investment teams in Chicago, Dallas, Los Angeles and New York. The Company’s investment activities are managed by THL Credit Advisors LLC, an investment adviser registered under the Investment Advisers Act of 1940. For more information, please visit www.THLCreditBDC.com.

About THL Credit Advisors LLC

THL Credit is an alternative credit investment manager for both direct lending and broadly syndicated investments through public and private vehicles, collateralized loan obligations, separately managed accounts and co-mingled funds. THL Credit maintains a variety of advisory and sub-advisory relationships across its investment platforms, including THL Credit, Inc. (Nasdaq: TCRD), a publicly traded business development company, and THL Credit Senior Loan Fund (NYSE: TSLF), a non-diversified, closed-end management investment company. For more information, please visit www.THLCredit.com.

Forward-Looking Statements

Statements made in this press release may constitute forward-looking statements. Such statements reflect various assumptions by the Company concerning anticipated results and are not guarantees of future performance. The accuracy of such statements involves known and unknown risks, uncertainties and other factors that, in some ways, are beyond management’s control, including the factors described from time to time in filings by the Company with the Securities and Exchange Commission. The Company undertakes no duty to update any forward-looking statements made herein. All forward-looking statements speak only as of the date of this press release.

Investor Contact:

THL Credit, Inc.

Lauren Vieira

617-790-6070

Media Contact:

Stanton Public Relations and Marketing, LLC

Doug Allen

212-366-5300